Exhibit 99.1

SteadyMed Reports Second Quarter 2017 Financial Results and Provides Corporate Update

Submitted New Drug Application for Trevyent for the Treatment of Pulmonary Arterial Hypertension

On track for Mid-2018 U.S. Commercial Launch, Subject to FDA Approval

SAN RAMON, Calif., August 11, 2017 — SteadyMed Ltd. (Nasdaq: STDY), a specialty pharmaceutical company focused on the development of drug product candidates to treat orphan and high-value diseases with unmet parenteral delivery needs, today provided a corporate update and reported financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 and Recent Corporate Highlights Include:

•                  In June, SteadyMed submitted its New Drug Application (NDA) to the Food and Drug Administration (FDA) for Trevyent® for the treatment of Pulmonary Arterial Hypertension (PAH). Designed to address the limitations of existing PAH therapies, Trevyent combines SteadyMed’s preservative-free, parenteral treprostinil formulation with the Company’s proprietary PatchPump, in a sterile, pre-filled, pre-programmed, single use disposable infusion system capable of delivering treprostinil subcutaneously or intravenously.

•                  In April, SteadyMed was successful in raising additional capital with $28.1 million in net proceeds in a private placement led by institutional healthcare investors Adage Capital, OrbiMed, Deerfield Management and Kingdon Capital Management.  This additional capital is expected to fund pre- and post- launch commercial activities, distribution network establishment and manufacture of commercial Trevyent inventory aimed at a mid-2018 commercial launch in the U.S., subject to NDA approval, as well as working capital and general corporate purposes.

•                  In May, SteadyMed raised an additional $4.8 million in capital when a large institutional shareholder exercised its warrants to purchase additional ordinary shares of the Company.

•                  In July, SteadyMed appointed Jeff Myers, M.D., Ph.D. as Vice President, Medical Affairs. Dr. Myers, who joined the Company from Gilead Sciences, brings significant experience in the cardio-pulmonary space, including direct experience with PAH products. At SteadyMed, he will be responsible for scientific and medical affairs in support of Trevyent.

“SteadyMed has had a very successful year to date, culminating in the June, 30, 2017 submission of an NDA for our lead drug candidate, Trevyent. PAH is a serious, life threatening disease, and currently, the administration of high dose prostacyclins to help these patients has some serious challenges. Trevyent, has been developed with the aim of addressing these challenges”, said Jonathan Rigby, President and Chief Executive Officer of SteadyMed. “We completed the second quarter with a strong cash position of $43.5 million. We believe this provides the necessary foundation to execute on our next major milestones for the Company through the launch of Trevyent in the U.S., which is anticipated in mid 2018, subject to FDA approval.”

Second Quarter 2017 Financial Results Compared to Second Quarter 2016 Financial Results

SteadyMed recorded licensing revenues of $319 thousand in the second quarter of 2017, compared to $94 thousand in the second quarter of 2016. The increase in recorded revenues was attributable to the adjustment to the estimated performance obligations period in the second quarter of 2016.

For the second quarter of 2017, SteadyMed reported a net loss of $8.1 million, or $0.33 per share, compared to a net loss of $7.2 million, or $0.53 per share for the second quarter of 2016.  The current quarter’s calculation of loss per share is based on 24,335,774 weighted-average shares outstanding, versus 13,585,810 outstanding shares in the prior-year period.

Total operating expenses for the second quarter of 2017 were $5.1 million, compared to $7.2 million for the second quarter of 2016.  The decrease in total operating expenses was primarily attributable to a decrease in Research and Development (R&D) expenses of $1.8 million and a decrease in Sales and Marketing (S&M) expenses of $0.2 million.

R&D expenses for the second quarter of 2017 were $3.5 million, compared to $5.3 million for the second quarter of 2016. The decrease in R&D expenses was primarily due to a decrease of $1.8 million in subcontractors and materials costs.

S&M expenses for the second quarter of 2017 were $0.4 million, compared to $0.6 million for the second quarter of 2016. The decrease was primarily due to a decrease of $0.5 million in consulting fees and costs related to the pre-commercialization plan for Trevyent, offset by $0.2 million increase in salary expenses mainly due to increase in headcount.

General and administrative (G&A) expenses for the second quarter of 2017 and 2016 were $1.2 million.

Financial expenses, net, amounted to $3.2 million during the second quarter of 2017 were mainly due to an increase in the fair value of warrants to purchase Ordinary Shares in the amount $2.8 million and $0.4 million of warrant issuance costs. The fair value of the warrants increased as a result of the increase in the trading price of the Ordinary Shares of the Company on Nasdaq during the second quarter of 2017. Interest income of $0.07 million was offset by interest expense on bank debt, bank fees and foreign currency translation adjustments.  Financial income, net, amounted to $0.014 million during the second quarter of 2016.

As of June 30, 2017, SteadyMed had cash and cash equivalents of $43.5 million.

About SteadyMed

SteadyMed Ltd. is a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs. The company’s lead drug product candidate is Trevyent, a development stage drug product that combines SteadyMed’s pre-filled, sterile, single use, disposable, PatchPump® infusion system, with treprostinil, a vasodilatory prostacyclin analogue to treat pulmonary arterial hypertension (PAH). SteadyMed intends to commercialize Trevyent in the U.S. and has signed an exclusive license and supply agreement with Cardiome Pharma Corp. for the commercialization of Trevyent in Europe, Canada and the Middle East. SteadyMed has offices in San Ramon, California and Rehovot, Israel. For additional information about SteadyMed please visit www.steadymed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements about the company’s ability to advance its development-stage product candidates, including Trevyent. Forward-looking statements reflect the company’s current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially. Risks and uncertainties include, but are not limited to, the risk that Trevyent does not demonstrate clinical superiority to existing parenteral treprostinil products, that Trevyent is not approved for commercialization by the FDA or approval is delayed by patent litigation, that Trevyent is not granted orphan drug exclusivity, the risk that drug development involves a lengthy and expensive process with uncertain outcome, that the company will not satisfy the milestone and other closing conditions to call the second tranche of its July 2016 private placement, that the company will continue to need additional funding, and that the company may be unable to raise capital when needed, which would force the company to delay, reduce or eliminate its product candidate development programs and potentially cease operations. There can be no assurance that the company will be able to complete the offering on the terms described herein or in a timely manner, if at all. The risks, uncertainties and assumptions referred to above are discussed in detail in our reports filed with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed on August 11, 2017. The company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof except as may be required by law.

Contacts:

Marylyn Rigby

Senior Director, Investor Relations and Marketing

925-272-4999

mrigby@steadymed.com

The Ruth Group

Lee Roth

(646) 536-7012

lroth@theruthgroup.com

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	Unaudited		Unaudited

Revenues	$319	$94	$634	$469
Operating expenses:
Research and development	$3,530	$5,304	$7,631	$10,268
Sales and marketing	363	611	951	823
General and administrative	1,226	1,246	2,542	2,680

Total operating expenses	5,119	7,161	11,124	13,771

Total operating loss	4,800	7,067	10,490	13,302

Financial expenses (income), net	3,207	(14)	15,929	(83)

Loss before taxes on income	8,007	7,053	26,419	13,219

Taxes on income	139	102	287	211

Net loss	$8,146	$7,155	$26,706	$13,430
Net loss per share:
Basic and diluted net loss per Ordinary Share	$(0.33)	$(0.53)	$(1.20)	$(0.99)
Weighted-average number of Ordinary Shares used to compute basic and diluted net loss per share	24,335,774	13,585,810	22,249,391	13,585,810

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

		December 31,
	June 30, 2017	2016
	Unaudited

Assets:

Cash and cash equivalents	$43,544	$23,215

Other assets	5,431	4,943

Total assets	$48,975	$28,158

Liabilities and shareholders’ equity:

Current liabilities	$4,338	$6,357

Liability related to warrants	24,391	7,078

Other non-current liabilities	445	412

Shareholders’ equity	19,801	14,311

Total liabilities and shareholders’ equity	$48,975	$28,158